Exhibit 99.1

FOR IMMEDIATE RELEASE

American Realty Capital New York City REIT’s 123 William Street Property will be 98% Leased with the Commencement of Two New Long Term Leases with Classroom, Inc. and Fundera1

New York, September 5, 2018 / PRNewswire/ - American Realty Capital New York City REIT, Inc. (“NYCR”), a public non-listed REIT which owns a $754 million portfolio of office and retail condominium buildings in New York City, announced today that it has entered into two new leases totaling approximately 17,000 square feet at 123 William Street in Manhattan.

NYCR entered into a 10-year, 7,090 square foot, office lease with Classroom, Inc. for a partial floor in the building. In connection with arranging this office lease, NYCR was represented by CBRE and Classroom, Inc. was represented by Avison Young.

NYCR also entered into a 10-year, 9,584 square foot, office lease with Fundera for a partial floor in the building expanding them to a full-floor presence. In connection with arranging this office lease, NYCR was represented by CBRE and Fundera was represented by Advisors Commercial Real Estate.

Senior Vice President Zachary Pomerantz commented, “We are excited to add to our already strong tenant roster and extend our overall lease maturity with the execution of these two new leases at 123 William Street with Classroom, Inc., and Fundera, two high-quality companies. The choice these companies made to lease long-term with us speaks directly to the desirability of the building and strength of the location.”

If these two new leases had commenced in Q2 2018, they would have increased occupancy at 123 William Street as of June 30, 2018 from 94.7% to 97.7%.1 These two new leases have a weighted average lease duration of 10 years. 2

About NYCR

American Realty Capital New York City REIT, Inc. seeks to provide its investors with a combination of current income and capital appreciation through strategic investments in high-quality commercial real estate located within the five boroughs of New York City, particularly Manhattan. NYCR elected and qualified as a REIT for U.S. federal income tax purposes beginning with the taxable year ended December 31, 2014. Additional information about NYCR can be found on its website at www.newyorkcityreit.com.

About Classroom Inc.

Classroom, Inc. is a nonprofit that helps students in high-poverty communities develop literacy and leadership skills. By creating digital learning games and curriculum set in the professional world and supporting educators in creating student-centered classrooms, we invite students to take charge of their learning. For more information, please visit https://www.classroominc.org

About Fundera

Our sole mission is to give small businesses an equal opportunity to achieve financial success. Entrepreneurs like you are the biggest job creators in our country. By building products to help you secure the best financial solutions available at any point in your business's history, we're not only taking the stress out of your day-to-day, but enabling you to grow. It's time you got the trusted advisor you've always deserved. For more information, please visit www.fundera.com.

Forward-Looking Statements

The statements in this press release that are not historical facts may be forward-looking statements. These forward looking statements involve substantial risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “would,” or similar expressions indicate a forward-looking statement, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of NYCR’s most recent Annual Report on Form 10-K and NYCR’s most recent Form 10-Q, as such Risk Factors may be updated from time to time in subsequent reports. Further, forward-looking statements speak only as of the date they are made, and NYCR undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, except as required by law.

Contacts:

Investor Relations

info@ar-global.com

(866) 902-0063

1 If these two new leases had commenced in Q2 2018, they would have increased occupancy at 123 William Street as of June 30, 2018 from 94.7% to 97.7%.

2 Based on annualized straight-line rent calculated using the lease terms of the two new leases.